Exhibit 99.1

Tesla Q2 2019 Vehicle Production & Deliveries

In the second quarter, we achieved record production of 87,048 vehicles and record deliveries of approximately 95,200 vehicles. In addition, we made significant progress streamlining our global logistics and delivery operations at higher volumes, enabling cost efficiencies and improvements to our working capital position.

	Production	Deliveries
Model S/X	14,517	17,650
Model 3	72,531	77,550
Total	87,048	95,200

Orders generated during the quarter exceeded our deliveries, thus we are entering Q3 with an increase in our order backlog. We believe we are well positioned to continue growing total production and deliveries in Q3.

Customer vehicles in transit at the end of the quarter were over 7,400. Due to the order-to-VIN matching process we described in our Q1 2019 Shareholder Letter, which we extended to Model S and Model X in Q2 to improve process efficiency, this metric has become less relevant. As a result, we do not plan to disclose the customer vehicles in transit metric going forward.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q2 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. We count a produced but undelivered vehicle to be in transit if the related customer has placed an order or paid the full purchase price for such vehicle. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements herein, including statements regarding expected future vehicle deliveries and production, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.